EXHIBIT 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA SUITE 4100 600 PEACHTREE STREET, N.E. ATLANTA, GEORGIA 30308-2216 TEL 404 • 888 • 4000 FAX 404 • 888 • 4190 FILE NO: 24705.010101

April 19, 2006

Board of Directors

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

Registration Statement on Form S-4 for Exchange of Outstanding

6.875% Senior Notes due 2013 for 6.875% Senior Notes due 2013

to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Massey Energy Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-131415) initially filed by the Company and A.T. Massey Coal Company, Inc., a Virginia corporation and a wholly owned subsidiary of the Company (“A.T. Massey”), and substantially all of the Company’s current operating subsidiaries (together with A.T. Massey, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) on January 31, 2006 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $760,000,000 aggregate principal amount at maturity of 6.875% Senior Notes due 2013 (collectively, the “Exchange Notes”) issued by the Company on December 21, 2005, and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Guarantors (the “Guarantees”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of unregistered 6.875% Senior Notes due 2013 (the “Old Notes”) and the guarantees of the Company’s obligations under the Old Notes by the Guarantors, issued on December 21, 2005, in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of December 21, 2005 (the “Indenture”), among the Company, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The terms of the Exchange Offer are described in the Registration Statement. The Guarantors identified on Schedule A attached hereto are hereinafter collectively referred to as the “Opinion Guarantors.”

Board of Directors

Massey Energy Company

April 19, 2006

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and the Guarantors and certificates of their officers and of public officials as we have deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties’ obligations thereunder (other than the due authorization, execution and delivery of all documents by the Company and Guarantors, the validity and binding effect thereof upon the Company and Guarantors and the enforceability of the Company’s and the Guarantors’ obligations thereunder).

We do not purport to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America, the laws of the Commonwealth of Virginia and the State of New York and with respect to the Delaware General Corporation Law. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

In giving the opinions set forth below, we have relied on the opinion of Kymberly T. Wellons, Esq., Senior Corporate Counsel and Assistant Secretary of the Company, as to all matters governed by the laws of the Commonwealth of Kentucky, and the opinion of M. Shane Harvey, Esq., Senior Corporate Counsel and Assistant Secretary of the Company, as to all matters governed by the laws of the State of West Virginia, copies of which have been delivered to you today, and our opinion is subject in all respects to the assumptions, qualifications and exceptions contained in such opinions.

Based upon the foregoing, we are of the opinion that:

1. The Indenture governing the Old Notes and the Exchange Notes is a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or

Board of Directors

Massey Energy Company

April 19, 2006

other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

2. The Exchange Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

3. The Guarantees have been duly authorized by the Opinion Guarantors.

4. The Guarantees, when executed by the Guarantors in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture, except to the extent enforcement thereof might be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Hunton & Williams LLP

SCHEDULE A

OPINION GUARANTORS

A. T. MASSEY COAL COMPANY, INC.

DRIH CORPORATION

HADEN FARMS, INC.

KNOX CREEK COAL CORPORATION

MASSEY COAL SALES COMPANY, INC.

MASSEY TECHNOLOGY INVESTMENTS, INC.

SC COAL CORPORATION